Exhibit 99.1

FOR IMMEDIATE RELEASE

Catalyst Pharmaceutical Partners Announces Recommendation of Data Monitoring

Committee to Continue Pivotal Phase 3 Clinical Trial for Firdapse™

CORAL GABLES, FL, March 25, 2014 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX), a specialty pharmaceutical company focused on developing safe and effective approved medicines targeting orphan neuromuscular and neurological diseases, announced today that, at a recently held meeting, the independent Data Monitoring Committee (DMC) overseeing the Company’s ongoing pivotal Phase 3 clinical trial evaluating Firdapse™ for the treatment of Lambert-Eaton Myasthenic Syndrome (LEMS) recommended that the trial be continued as planned based on the committee’s review of safety and clinical data from the trial.

The DMC is a group of experts responsible for the independent review of accumulated clinical safety and efficacy data obtained in the Company’s clinical trial, in order to safeguard the interests and safety of participants and future patients. The DMC considers study-specific data, as well as relevant background knowledge about the disease, test agent or patient population under study.

The international, multicenter Firdapse™ Phase 3 clinical trial is designed as a randomized, double-blind, placebo-controlled, discontinuation trial enrolling 36 patients diagnosed with LEMS. The trial is being conducted at 22 centers in the United States, Canada, South America and Europe.

About LEMS

Lambert-Eaton Myasthenic Syndrome, or LEMS, is a rare autoimmune disorder characterized by muscle weakness of the limbs. The disease is caused by an autoimmune reaction where antibodies are formed against the connection between nerves and the muscles they supply. Often, LEMS is associated with an underlying malignancy, most commonly small-cell lung cancer, and in some individuals, LEMS is the first symptom of such malignancy. LEMS generally affects the extremities, especially the legs. As the disease most affects the parts of limbs closest to the trunk, difficulties with climbing stairs or rising from a sitting position are commonly noted. Physical exercise and high temperatures tend to worsen the symptoms. Other symptoms occasionally seen include weakness of the muscles of the mouth, throat, and eyes. Individuals affected with LEMS also may have a disruption of the autonomic nervous system, including dry mouth, constipation, blurred vision, impaired sweating, and/or hypotension.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal Phase 3 trial and has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA). In 2012, Catalyst licensed Firdapse™ from BioMarin and Catalyst assumed management of the Phase 3 pivotal trial, initiated by BioMarin. Firdapse™ is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including the timing of completion of Catalyst’s currently ongoing Phase 3 trial of Firdapse™, whether the Phase 3 trial will be successful, whether the receipt of breakthrough therapy designation for Firdapse™ will expedite the development and review of Firdapse™ by the FDA or the likelihood that the product will be found to be safe and effective, whether an NDA for Firdapse™ will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether Catalyst will be the first company to receive approval for 3,4-DAP, giving it 7-year marketing exclusivity for its product, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2013 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

# # #

Media/Investor Contacts David Connolly or Aurora Krause LaVoie Health Science (617) 374-8800 dconnolly@lavoiegroup.com akrause@lavoiegroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceutical Partners, Inc. Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com